SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement                                       [ ] Confidential, For Use of the Commission
[X]  Definitive proxy statement                                            only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 EXACTECH, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 EXACTECH, INC.
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

     (2)   Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

-------------------------------------------------------------------------------

     (4)   Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

     (5)   Total fee paid:

-------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

-------------------------------------------------------------------------------

     (1)   Amount previously paid:

-------------------------------------------------------------------------------

     (2)   Form, schedule or registration statement no.:

-------------------------------------------------------------------------------

     (3)   Filing party:

-------------------------------------------------------------------------------

     (4)   Date Filed:

-------------------------------------------------------------------------------

                                 EXACTECH, INC.
                              4613 N.W. 6TH STREET
                           GAINESVILLE, FLORIDA 32609

                               -------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 1997

                               -------------------




To the Shareholders of
   EXACTECH, INC.:

         NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Exactech, Inc., a Florida corporation (the "Company"), will be held at The Heritage Club, 408 West University Avenue, Gainesville, Florida, on Thursday, April 17, 1997, at 1:00 p.m., local time, for the following purposes:

         (1) To elect seven members to the Company's Board of Directors to hold office until the Company's 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997; and

         (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         All shareholders are cordially invited to attend; however, only shareholders of record at the close of business on March 18, 1997 are entitled to vote at the Annual Meeting or any adjournments thereof.

                                       By Order of the Board of Directors


                                       BETTY PETTY
                                       SECRETARY

Gainesville, Florida
March 20, 1997


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                       1997 ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                 EXACTECH, INC.

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Exactech, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1997 Annual Meeting of Shareholders of the Company to be held at The Heritage Club, 408 West University Avenue, Gainesville, Florida, on Thursday, April 17, 1997, at 1:00 p.m., local time, or at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"), pursuant to the foregoing Notice of Annual Meeting of Shareholders.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is March 20, 1997. Shareholders should review the information provided herein in conjunction with the Company's 1996 Annual Report on Form 10-K, which accompanies this Proxy Statement. The Company's principal executive offices are located at 4613 N.W. 6th Street, Gainesville, Florida 32609, and its telephone number is (352) 377-1140.



                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.



                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) The election of seven members to the Company's Board of Directors to serve until the Company's 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

         (2) To ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997; and

         (3) Such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (a) FOR the election of the seven nominees for director named below and (b) FOR the ratification of the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made. The Board does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed Proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.



                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on March 18, 1997 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 4,860,434 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1997. If less than a majority of outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

         Pursuant to Florida law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. However, abstentions are treated as present and entitled to vote, but are not counted as votes cast "for" or "against" any matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a plurality of the shares present and entitled to vote has been voted.

         A list of shareholders entitled to vote at the Annual Meeting will be available at the Company's offices, 4613 N.W. 6th Street, Gainesville, Florida 32609, for a period of ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any shareholder.

                               SECURITY OWNERSHIP

         The following table sets forth, as of March 1, 1997, the number of shares of Common Stock of the Company which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director and nominee for director, (iii) the Named Executive Officers (as defined in "Executive Compensation") and (iv) all directors and executive officers of the Company as a group:

                 NAME AND ADDRESS OF                      AMOUNT AND NATURE OF        PERCENTAGE OF OUTSTANDING
                 BENEFICIAL OWNER(1)                   BENEFICIAL OWNERSHIP(2)(3)          SHARES OWNED(2)
-----------------------------------------------------  --------------------------     -------------------------
William Petty, M.D...................................           2,010,595(4)                     41.3%
Betty Petty..........................................           2,010,595(4)                     41.3%
Timothy J. Seese.....................................              88,392(5)                      1.8%
Gary J. Miller, Ph.D.................................             286,525(6)                      5.9%
Marc Olarsch.........................................              10,027(7)                       *
David W. Petty.......................................               6,096(8)                       *
Albert H. Burstein, Ph.D.............................               5,000(9)                       *
R. Wynn Kearney, Jr., M.D............................             206,930(10)                     4.2%
Ronald Pickard.......................................               5,000(11)                      *
P. Michael Prince....................................              27,461(12)                      *
Petty Family Investments, Limited Partnership........           2,004,499                        41.2%
Millerworks, Limited Partnership.....................             279,697                         5.8%
All directors and executive officers as a                       2,650,849(13)                    53.1%
group (12 persons)...................................

------------
  *  Less than 1%.
 (1) Unless otherwise indicated, the address of each beneficial owner is Exactech, Inc., 4613 N.W. 6th Street, Gainesville, Florida 32609.
 (2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of options, warrants and convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.
 (3) Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
 (4) Includes 2,004,499 shares of Common Stock held by Petty Family Investments, Limited Partnership, a Nevada limited partnership (the "Petty Partnership"). Petty Investments, Inc., a Nevada corporation wholly-owned by Dr. and Mrs. Petty, is the general partner of Petty Partnership. Dr. and Mrs. Petty along with their children hold limited partnership interests in Petty Partnership. Also includes 6,096 shares of Common Stock issuable upon the exercise of options granted to Betty Petty which are currently exercisable.
 (5) Includes 57,171 shares of Common Stock issuable upon the exercise of options granted to Mr. Seese which are currently exercisable.
 (6) Includes 279,697 shares of Common Stock held by Millerworks, Limited Partnership, a Nevada limited partnership ("Miller Partnership"). Millerworks, Inc., a Nevada corporation wholly-owned by Dr. Miller, is the general partner of Miller Partnership. Dr. Miller along with is wife hold partnership interests in Miller Partnership. Also includes 6,828 shares of Common Stock issuable upon the exercise of options granted to Dr. Miller which are currently exercisable.
 (7) Includes 5,487 shares of Common Stock issuable upon the exercise of options granted to Mr. Olarsch which are currently exercisable.
 (8) Includes 6,096 shares of Common Stock issuable upon the exercise of options granted to Mr. Petty which are currently exercisable.
 (9) Consists of 5,000 shares of Common Stock issuable upon the exercise of options granted to Dr. Burstein which are currently exercisable.
(10) Includes (i) 3,000 shares of Common Stock issuable upon the exercise of options granted to Dr. Kearney which are currently exercisable, (ii) 25,755 shares of Common Stock issuable upon the exercise of warrants held by Dr. Kearney and (iii) 1,262 shares of Common Stock held by Dr. Kearney's spouse. See "Certain Transactions."
(11) Consists of 5,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Pickard which are currently exercisable.
(12) Includes 21,810 shares of Common Stock issuable upon the exercise of options granted to Mr. Prince which are currently exercisable.
(13) Includes (i) 110,392 shares of Common Stock issuable upon the exercise of options which are currently exercisable and (ii) 25,755 shares of Common Stock issuable upon the exercise of outstanding warrants.

                         ELECTION OF DIRECTORS; NOMINEES

         The Company's Bylaws provide that the number of directors shall be seven, which number may be increased or decreased only by amendment to the Bylaws duly adopted by the Board of Directors. Each director elected at the Annual Meeting will serve for a term expiring at the Company's 1998 Annual Meeting of Shareholders or when his successor has been duly elected and qualified.

         The Company has nominated each of William Petty, M.D., Timothy J. Seese, Gary J. Miller, Ph.D., Albert Burstein, Ph.D., R. Wynn Kearney, Jr., M.D., Ronald Pickard and P. Michael Prince to be elected as a director at the Annual Meeting. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that one or more nominees are unable to accept election or if any other unforseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors.



                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

            NAME                 AGE                        POSITION
-------------------------------  ---     ----------------------------------------------------------
William Petty, M.D.............   54     Chairman of the Board and Chief Executive Officer
Timothy J. Seese...............   50     President, Chief Operating Officer and Director
Gary J. Miller, Ph.D...........   49     Vice  President,  Research  and  Development  and Director
David W. Petty.................   30     Vice President, Marketing
Martha Miller..................   51     Vice President, Regulatory Affairs
Marc Olarsch...................   35     Vice President, Sales
Joel C. Phillips...............   29     Treasurer
Betty Petty....................   54     Secretary
Albert Burstein, Ph.D..........   59     Director
R. Wynn Kearney, Jr., M.D......   53     Director
Ronald Pickard.................   49     Director
P. Michael Prince..............   40     Director

         WILLIAM PETTY, M.D. was a founder and has been Chairman of the Board and Chief Executive Officer of the Company since its inception. Dr. Petty has been a Professor at the University of Florida College of Medicine since July 1975 and served as Chairman of the Department of Orthopaedic Surgery at the University of Florida College of Medicine from July 1981 to January 1996. Dr. Petty has also served as a member of the Hospital Board of Shands Hospital, Gainesville, Florida, as an examiner for the American Board of Orthopaedic Surgery, as a member of the Orthopaedic Residency Review Committee of the American Medical Association, on the Editorial Board of the JOURNAL OF BONE AND JOINT SURGERY, and on the Executive Board of the American Academy of Orthopaedic Surgeons. He holds the Kappa Delta Award for Outstanding Research from the American Academy of Orthopaedic Surgeons. His book, TOTAL JOINT REPLACEMENT, was published in 1991. Dr. Petty received his B.S., M.S., and M.D. from the University of Arkansas. He completed his residency in Orthopaedic Surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Petty does not devote his full business time to the affairs of the Company and currently devotes approximately 50% of his business time to the affairs of the Company.

         TIMOTHY J. SEESE has been President and Chief Operating Officer of the Company since March 1991 and a Director since April 1991. From October 1987 to December 1990, Mr. Seese served as President and Chief Executive Officer of Meritech, Inc., a development stage company involved with infection control products. From December 1986 to October 1987, he served as President of the Critical Care Monitoring Division of Becton Dickinson and Company, a manufacturer and marketer of medical devices, upon the acquisition of Deseret Medical, Inc. by Becton Dickinson and Company. From January 1983 to December 1986, he served as Business Unit Director and Director, Marketing and Sales for the Critical Care Business of Deseret Medical, Inc. Division of Warner Lambert, a medical device, pharmaceutical and consumer products company. He received his B.S. in Metallurgical Engineering from the University of Cincinnati and his M.B.A. from Harvard University.

         GARY J. MILLER, PH.D. was a founder and has been the Vice President, Research and Development of the Company since October 1986 and a Director since March 1989. Dr. Miller has been Associate Professor of Orthopaedic Surgery and Director of Research and Biomechanics at the University of Florida College of Medicine since July 1986. Dr. Miller received his B.S. from the University of Florida, his M.S. (Biomechanics) from Massachusetts Institute of Technology, and his Ph.D. in Mechanical Engineering (Biomechanics) from the University of Florida. He has held an Adjunct Associate Professorship in the College of Veterinary Medicine's Small Animal Surgical Sciences Division since 1982 and was appointed as an Adjunct Associate Professor in the Department of Aerospace, Mechanics and Engineering Sciences in 1995. He was a consultant to the United States Food and Drug Administration ("FDA") from 1989 to 1992 and has served as a consultant to such companies as Johnson & Johnson Orthopaedics, Dow-Corning Wright and Orthogenesis. Dr. Miller does not devote his full business time to the affairs of the Company and currently devotes approximately 70% of his business time to the affairs of the Company.

         DAVID W. PETTY has been Vice President, Marketing of the Company since April 1993. He has been employed by the Company in successive capacities in the area of Operations and Sales and Marketing for the past approximately nine years, including as Vice President, Operations from April 1991 until April 1993. Mr. Petty received his B.A. from the University of Virginia in 1988. Mr. Petty is the son of Dr. and Ms. Petty.

         MARTHA MILLER has been Vice President, Regulatory Affairs of the Company since March 1996 and served as Director of Regulatory Affairs from April 1994 until March 1996. Ms. Miller joined the Company after fifteen years at Smith & Nephew and Bristol-Myers Squibb, where she specialized in FDA compliance and other governmental regulations. Ms. Miller received her degree in nursing from Methodist Hospital School of Nursing.

         MARC OLARSCH has been Vice President, Sales since July 1993. From 1984 to July 1993, he was employed by Carapace, the United States subsidiary of Lohmann GmbH & Co., KB, Neuwied, Germany, a manufacturer of orthopaedic casting material, surgical wound dressings and bandages. During his tenure with Carapace, he held the positions of Regional Sales Manager and National Sales Manager. He has extensive experience with group purchasing organizations, independent manufacturers' representatives, as well as company-employed territory managers and sales representatives.

         JOEL C. PHILLIPS has been Treasurer of the Company since March 1996 and Manager, Accounting and Management Information Systems since April 1993. From January 1991 to April 1993, Mr. Phillips was employed by Arthur Andersen & Company. He is responsible for the Company's accounting and control function, as well as the computer-based operating and management information systems. Mr. Phillips received a B.S. and a Masters in Accounting from the University of Florida and is a certified public accountant.

         BETTY PETTY has been Secretary of the Company since its inception and served as Treasurer and a Director from its inception until March 1996. Ms. Petty is responsible for the development of all of the Company's literature, advertising and corporate events and also serves as Human Resources Coordinator for the Company. Ms. Petty received her B.A. from the University of Arkansas at Little Rock and her M.A. in English from Vanderbilt University. Ms. Petty is the wife of Dr. Petty.

         ALBERT BURSTEIN, PH.D. has been a director of the Company since March 1996. Since 1976, Dr. Burstein has been Senior Scientist, Department of Research and Associate Attending Orthopaedic Surgeon (Biomechanical Engineering) at the Hospital for Special Surgery, New York, New York and Adjunct Associate Professor of Mechanical Engineering at the Sibley School of Mechanical and Aerospace Engineering, Cornell University, Ithaca, New York. In addition, he has been Professor of Applied Biomechanics (in surgery) at Cornell University Medical College, New York, New York since 1978. From 1976 until 1992, he served as Director, Department of Biomechanics, Research Division, at the Hospital for Special Surgery. Since 1980, he has served as Deputy Editor for Research, THE JOURNAL OF BONE AND JOINT SURGERY. Dr. Burstein is an author of six textbooks on Orthopaedic Biomechanics. He holds the Shands Award of the Orthopaedic Research Society for outstanding career contributions to Orthopaedic Research and is a Past President of the American Society of Biomechanics. Dr. Burstein holds twelve patents for orthopaedic devices.

         R. WYNN KEARNEY, JR., M.D. has been a Director of the Company since September 1989. Dr. Kearney has been in private practice of orthopaedic surgery in Mankato, Minnesota since 1972. He serves as clinical Assistant Professor of the University of Minnesota Medical School, is a member of the Medical Services Review Board of the Minnesota Department of Labor & Industry, and is President-elect of the Minnesota Orthopaedic Society. He received his B.S. and M.D. from Northwestern University and completed his residency in orthopaedic surgery at the Mayo Clinic. Dr. Kearney, a minority owner of the Minnesota Timberwolves, is also a director of Hickory Tech Corporation of Mankato, Minnesota.

         RONALD PICKARD has been a director of the Company since March 1996. He has served as Chairman of the Board and Chief Executive Officer of Sofamor Danek Group, Inc. since May 1994. He was President and Chief Operating Officer of that company from August 1991 until April 1994 when he became President and Chief Executive Officer and a director. From 1986 until joining Sofamor Danek, he was employed by Richards Medical Company in various capacities including Director of Manufacturing (1975-78), Group Director of Manufacturing (1979-81), Vice President, Manufacturing (1982-85), and President, Orthopedics Division (1986-90).

         P. MICHAEL PRINCE has been a Director of the Company since April 1989. Mr. Prince has been President of Prince Medical, Inc., a medical sales representative organization, since June 1989. From October 1989 until December 1994, Mr. Prince was associated with the Company as Regional Sales Manager for the eastern United States. For the prior 11 years he was a sales associate with Zimmer Inc., manufacturer of orthopaedic implants.

ELECTION OF EXECUTIVE OFFICERS AND DIRECTORS

         The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

         In connection with the Company's initial public offering (the "IPO"), the Company agreed with First Equity Corporation, who acted as the representative of the underwriters (the "Representative"), for a period of three years, to nominate and use its best efforts to elect a designee of the Representative as a director of the Company.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1996, the Company's Board of Directors held five meetings, and took action three additional times by unanimous written consent. Each director of the Company attended at least 75% of the aggregate of (i) the number of the meetings of the Board which were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period that such person served on such committee.

         The Company has two committees: the Audit Committee and the Compensation and Stock Option and Incentive Plan Committee (the "Compensation Committee"). The Company does not have a nominating committee.

         The Audit Committee is currently composed of William Petty, R. Wynn Kearney, Jr. and Ronald Pickard. The Audit Committee's functions include reviewing with the Company's independent public accountants their reports and audits, and reporting their findings to the full Board. The Audit Committee met one time during the year ended December 31, 1996.

         The Compensation Committee is currently comprised of Timothy J. Seese, Ronald Pickard, Albert Burstein and P. Michael Prince. The Compensation Committee's functions consist of administering the Company's Employee Stock Option and Incentive Plan (the "Stock Option Plan"), recommending and approving grants of stock options under the Stock Option Plan, and recommending, reviewing and approving the salary and fringe benefits policies of the Company, including compensation of executive officers of the Company. The Compensation Committee met one time during the year ended December 31, 1996.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

         The Company reimburses all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company do not receive additional compensation for their services as directors.

         Non-employee directors are eligible to receive options under the Company's Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for an automatic grant of an option to purchase 5,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of an option to purchase 3,000 shares of Common Stock upon such persons re-election as a director of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports are required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been complied with, except for the failure by R. Wynn Kearney, Jr. to file six Form 4s with respect to 15 purchases of shares of Common Stock.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following compensation table sets forth, for the fiscal years ended December 31, 1995 and 1996, the cash and certain other compensation paid or accrued by the Company to the Company's Chief Executive Officer, and each of the Company's other executive officers whose total 1996 salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"). No other executive officer had an annual salary and bonus in excess of $100,000 during 1996.

                                                                                                     LONG-TERM
                                                                                                    COMPENSATION
                                                           ANNUAL COMPENSATION(1)                      AWARDS
                                                ----------------------------------------------      ------------
                                                                                  OTHER ANNUAL
                                                                                  COMPENSATION      OPTIONS/SARS
       NAME AND PRINCIPAL POSITION     YEAR     SALARY ($)          BONUS             ($)               (#)
----------------------------------     ----     ----------          -----         ------------      ------------
William Petty                          1996      $ 28,500          $    --          $ 28,796          50,000(4)
    Chairman of the Board and Chief    1995      $    --           $    --          $ 15,965(3)           --
    Executive Officer(2)

Timothy J. Seese                       1996      $141,868          $11,451          $     --          62,500(5)
    President and Chief Operating      1995      $127,236          $10,603          $     --              --
    Officer

Gary J. Miller                         1996      $ 69,170          $    --          $ 31,909(3)       50,000(5)
    Vice President Research and        1995      $ 42,000          $    --          $ 17,645(3)           --
    Development

Marc Olarsch                           1996      $ 95,298          $17,680          $     --          15,000(5)
    Vice President, Sales              1995      $ 89,904          $14,333          $     --              --

David W. Petty                         1996      $ 94,783          $ 8,088          $     --          20,000(5)
    Vice President, Marketing          1995      $ 77,112          $ 6,426          $     --              --

------------
(1) The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.
(2) Dr. Petty does not devote his full business time to the affairs of the Company.
(3) Consists of royalties paid pursuant to consulting agreements between the Company and Drs. Petty and Miller which were superseded by their employment agreements which provide for the continuation of such royalties. See "Certain Transactions."
(4) Represents options granted under the Company's Stock Option Plan at an exercise price of $8.80 per share, 110% of the initial public offering price of the Common Stock.
(5) Represents options granted under the Company's Stock Option Plan at an exercise price of $8.00 per share, the initial public offering price of the Common Stock.

OPTIONS GRANTS TABLE

         The following table sets forth information concerning grants of stock options made during the year ended December 31, 1996 to the Named Executive Officers. All stock options were granted pursuant to the Company's Stock Option Plan. No stock appreciation rights were granted.

               OPTIONS GRANTED IN THE YEAR ENDED DECEMBER 31, 1996

                                                  % OF TOTAL OPTIONS
                                                      GRANTED TO
                                                   EMPLOYEES IN THE
                                    NUMBER OF         YEAR ENDED         EXERCISE PRICE   EXPIRATION
              NAME               OPTIONS GRANTED   DECEMBER 31, 1996      PER SHARE(1)       DATE
------------------------------   ---------------  -------------------    --------------   ----------
William Petty.................         50,000            18.7%               $8.80         5/30/2001
Timothy J. Seese..............         62,500            23.4%               $8.00         5/30/2006
Marc Olarsch..................         15,000             5.6%               $8.00         5/30/2006
David W. Petty................         20,000             7.5%               $8.00         5/30/2006
Gary J. Miller................         50,000            18.7%               $8.00         5/30/2006

------------
(1) The public offering price for the Common Stock on the grant date was $8.00 per share.


AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning unexercised stock options held by the Named Executive Officers as of December 31, 1996. No stock options were exercised by the Named Executive Officers during the year ended December 31, 1996. No stock appreciation rights were granted or are outstanding.

                                         NUMBER OF UNEXERCISED OPTIONS HELD    VALUE OF UNEXERCISED IN-THE-MONEY
                                                AT DECEMBER 31, 1996            OPTIONS AT DECEMBER 31, 1996(1)
                                         ----------------------------------    ---------------------------------
                 NAME                        EXERCISABLE      UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
------------------------------------         -----------      -------------      -----------       -------------
William Petty.......................                --             50,000          $      --         $  10,000
Timothy J. Seese....................            57,171             64,024            377,072            71,217
Marc Olarsch........................             5,487             18,657             12,785            23,521
David W. Petty......................             6,096             21,524             34,869            28,717
Gary J. Miller......................             6,828             50,792             18,132            54,530

------------
(1) The closing sale price of the Common Stock on December 31, 1996 as reported by NASDAQ was $9.00 per share. Value is calculated by multiplying (a) the difference between $9.00 and the option exercise price by (b) the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

         In May 1996, the Company entered into five-year employment agreements with each of William Petty, Timothy J. Seese and Gary J. Miller, which provide for initial annual base salaries of $38,000, $137,415 and $66,000, respectively, and, in the case of Timothy J. Seese, an annual bonus of $11,451. The employment agreements with Dr. Petty and Dr. Miller provide for the termination of their consulting agreements with the Company and the continuation by the Company of the royalty payments required under such consulting agreements. Pursuant to the terms of their employment agreements, Dr. Petty and Dr. Miller are not required to devote their full business time to the affairs of the Company. If any of these executives is terminated for cause, as defined in his employment agreement, the executive is not entitled to receive severance pay. If the executive is terminated without cause, he is entitled to receive his then current salary for the remaining term of the employment agreement. The employment agreements contain a provision that the executive will not compete or engage in a business competitive with the current or anticipated business of the Company for the term of the agreement and for one year thereafter if the executive is terminated for cause or the executive terminates his employment. In addition, pursuant to the employment agreements, each executive agreed not to disclose confidential information of the Company during the term of his employment or thereafter and agreed that all work, research and results thereof, including inventions, processes or formulas conceived or developed by the executive during the term of employment which are related to the business, research and development work, or field of operation of the Company is the property of the Company, other than in the case of Drs. Petty and Miller to the extent that such rights belong to the University of Florida by virtue of their relationship with such University.

401(K) PLAN

         Effective January 1, 1996, the Company implemented a 401(k) pension plan. The Company currently intends to match employee contributions at the rate of $.25 for each dollar of employee contributions up to 3% of the employee's salary subject to the availability of funds. The Company is not required to match employee contributions in the future. The plan is administered by and offers the funds of a national mutual fund company. The Company match may be made in the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for officers of the Company. Timothy
J. Seese, President of the Company, is a member of such committee.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is generally responsible for determining the compensation of the Company's executive officers. The Compensation Committee is comprised of the Company's President and Chief Operating Officer, Timothy J. Seese, and three outside directors, Ronald Pickard, Albert Burstein and P. Michael Prince.

         The Compensation Committee's general philosophy with respect to the compensation of the Company's executive officers is to offer competitive compensation programs designed (i) to attract and retain key executives critical to the Company's long-term success, (ii) to reward an individual's contribution and personal performance and (iii) to align the interests of the Company's executives with the Company's shareholders. The three components of the Company's executive compensation program are base salary, bonus and stock options.

         William Petty, the Company's Chairman of the Board and Chief Executive Officer, Timothy J. Seese and Gary J. Miller, the Company's Vice President of Research and Development, receive compensation pursuant to employment agreements which have been approved by the Company's Board of Directors. See "Employment Agreements." The Compensation Committee may also grant discretionary salary increases and bonuses to Dr. Petty, Mr. Seese and Dr. Miller.

         In determining the base salary of the Company's executives, the Compensation Committee takes into account a number of factors, including the executive's position and responsibilities, compensation levels at other companies generally and the Company's performance. Increases in base salary are based primarily on individual performance as well as competitive conditions and Company performance.

         The Company has a bonus program pursuant to which it pays its executive officers, other than Marc Olarsch, the Company's Vice President of Sales, a semi-annual bonus equal to one-half of such officer's monthly base salary. Mr. Olarsch, the Company's Vice President of Sales, receives a formula bonus based on increases in the Company's sales.

         The Company believes that stock options are an important long-term incentive to its executive officers to remain with the Company and to improve performance. The Company maintains the Stock Option Plan which is designed to attract and retain executive officers and other employees of the Company and to reward them for delivering long-term value to the Company. Stock options permit executive officers to share, to a certain extent, in shareholders' return on equity.

         The Company's Stock Option Plan provides for the granting of both "incentive stock options" (as defined in Section 422A of the Internal Revenue
Code) and nonstatutory stock options. Options may be granted under the Stock Option Plan at such prices as the Committee may determine, provided that the per share exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of grant. Options typically vest in staggered amounts over a period of five years. In determining grants of stock options, the Compensation Committee considers a number of factors, including the executive's position, responsibilities and performance, the number of outstanding options held by the executive and competitive practices of other companies generally.

                                Timothy J. Seese
                                 Ronald Pickard
                                 Albert Burstein
                                P. Michael Prince

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since May 30, 1996, the date the Common Stock began trading on the NASDAQ National Market, with (i) the NASDAQ Stock Market index prepared by the Center for Research in Security Prices ("CRSP"), and (ii) CRSP's index for companies with similar Standard Industry Codes ("SIC") as the Company.

                                [GRAPHIC OMITTED]

                                 5/30/96                   12/31/96
                                 -------                   --------
     EXACTECH, INC.               100.0                      94.7
     NASDAQ STOCK INDEX           100.0                     104.6
     NASDAQ STOCK SIC INDEX       100.0                      87.8

     NOTES:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous tracking day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D. The index level for all series was set to $100.0 on 05/30/96.

                              CERTAIN TRANSACTIONS

CONSULTING AGREEMENTS WITH PRINCIPALS OF THE COMPANY

         The Company had entered into seven-year consulting agreements with each of William Petty, M.D., the Chairman of the Board, Chief Executive Officer and a principal shareholder of the Company, and Gary J. Miller, Ph.D., a Vice President, director and principal shareholder of the Company, pursuant to which Drs. Petty and Miller agreed to provide consulting services to the Company in connection with the design of knee implantation systems and associated instrumentation to be utilized by the Company. The consulting agreements were terminated pursuant to the employment agreements entered into in May 1996 by the Company and each of Drs. Petty and Miller. The employment agreements provide for the continuation by the Company of the royalty payments required under such consulting agreements. As compensation for the consulting services provided to the Company by Drs. Petty and Miller, during the term of the agreements, Drs. Petty and Miller were each entitled to receive royalties equal to one-half of one percent of the Company's net sales of implanted knee prostheses in the United States and one-quarter of one percent of the Company's sales of such products outside of the United States. For the year ended December 31, 1996, the Company paid Drs. Petty and Miller royalties of $28,796 and $31,909, respectively. The Company believes that the terms of the consulting agreements were no less favorable to the Company than those available from unaffiliated third parties.

ISSUANCES OF SECURITIES

         The Company had issued an aggregate of $500,000 of its 8% subordinated debentures (the "8% Debentures") to Michael M. Kearney, M.D., a shareholder of the Company, and R. Wynn Kearney, Jr., M.D., a director and shareholder of the Company. Interest on the 8% Debentures accrued at the rate of 8% per annum and was payable quarterly. For the year ended December 31, 1996, aggregate interest paid to Dr. Michael Kearney and to Dr. R. Wynn Kearney was $3,756 and $13,728, respectively. In June 1996, the Company redeemed the outstanding $450,000 of the 8% Debentures held by Drs. Kearney in full with a portion of the net proceeds of the IPO. In connection with the issuance of the 8% Debentures, the Company also issued to Dr. Michael Kearney and Dr. R. Wynn Kearney, Jr. warrants to purchase a number of shares of Common Stock equal to two-thirds of 1% of the number of shares of the Company's Common Stock outstanding upon consummation of the IPO, at an exercise price of $6.00 per share, 75% of the initial public offering price of the Common Stock. In addition, in May 1996, the Company issued to Dr.
R. Wynn Kearney, Jr. options to purchase 20,000 shares of Common Stock at an exercise price of $8.00 per share, the initial public offering price of the Common Stock.

COMMISSION PAYMENTS TO PRINCE MEDICAL

         The Company has entered into a sales agency agreement with Prince Medical, Inc. ("Prince Medical"), a medical product sales agency of which Michael Prince, a director of the Company, is President and sole shareholder. Pursuant to this agreement, Prince Medical serves as the Company's sales agent in the State of Florida. As compensation for its services, the Company pays Prince Medical a commission based on Prince Medical's sales of the Company's products. For the year ended December 31, 1996, the Company paid commissions to Prince Medical of approximately $157,307. Such commissions are comparable to those commissions paid to the Company's other sales agencies. In addition, in May 1996, the Company granted options to Michael Prince to purchase 10,000 shares of Common Stock at an exercise price of $8.00 per share.

SHAREHOLDERS AGREEMENT

         The Company had entered into a shareholders agreement with William Petty, M.D., Betty Petty, David Petty, Julie Petty and Mark Petty, principal shareholders of the Company. Pursuant to the shareholders agreement, William Petty, M.D. and Betty Petty had the first right to purchase the shares of Common Stock owned by such shareholders. If William Petty, M.D. and Betty Petty did not exercise such right, then the Company had the right to purchase the shares of Common Stock owned by such shareholder. This shareholders agreement was terminated in December 1996.

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has recommended the firm of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year. Although the appointment of Deloitte & Touche LLP as the independent auditor of the Company does not require ratification by the Company's shareholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of the Company's shareholders on this matter is advisory in nature and has no effect upon the Board of Directors' appointment of an independent auditor, and the Board of Directors may change the Company's auditor at any time without the approval or consent of the shareholders. The Board proposes and unanimously recommends that the shareholders ratify the selection of Deloitte & Touche LLP.

         If the shareholders do not ratify the selection of Deloitte & Touche LLP by the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, the selection of another independent auditor will be considered by the Board of Directors.

         Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.



                              SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company at its executive offices by November 20, 1997 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

                                    By Order Of The Board of Directors



                                    BETTY PETTY
                                    SECRETARY
Gainesville, Florida
March 20, 1997

                                 EXACTECH, INC.
                              4613 N.W. 6TH STREET
                           GAINESVILLE, FLORIDA 32609


      THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


                                  COMMON STOCK


         The undersigned hereby appoints William Petty and Timothy J. Seese, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of Common Stock, $.01 par value per share, of Exactech, Inc., a Florida corporation (the "Company"), that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders of the Company, to be held on Thursday, April 17, 1997, at 1:00 p.m., local time, at The Heritage Club, 408 West University Avenue, Gainesville, Florida, and at any adjournment(s) or postponement(s) thereof.


PROPOSAL 1.       Election of William Petty,  Timothy J. Seese, Gary J. Miller,
                  Albert Burstein,  R. Wynn Kearney, Jr., Ronald Pickard and
                  P. Michael Prince, as directors of the Company.

                  [ ] VOTE FOR all nominees listed above, except vote withheld from the following nominee(s) (if any).

                           ____________________________________________________

                  [ ]      VOTE WITHHELD from all nominees.


PROPOSAL 2.       To ratify the selection of Deloitte & Touche LLP to serve
                  as the Company's independent auditors for the fiscal year ending December 31, 1997.

                  [ ]      FOR

                  [ ]      AGAINST

                  [ ]      ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

                               (SEE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) ABOVE AND "FOR" PROPOSAL (2) ABOVE.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company's 1996 Annual Report on Form 10-K.


                                        Dated:________________________, 1997


                                        ______________________________________
                                        (Signature)


                                        ______________________________________
                                        (Signature if held jointly)


                                        IMPORTANT: Please sign exactly as your
                                        name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        PLEASE MARK, SIGN AND DATE THIS PROXY
                                        CARD AND PROMPTLY RETURN IT IN THE
                                        ENVELOPE PROVIDED. NO POSTAGE NECESSARY
                                        IF MAILED IN THE UNITED STATES.